UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2014 (February 13, 2014)

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-177563	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Crown Crest Warehouse, Workshop and Office Facility

On February 13, 2014, following the completion of its due diligence review of two warehouses, a workshop and an office facility leased to Crown Crest (Leicester) Plc and Crown Crest Group Limited located in Leicester, United Kingdom (the “Crown Crest Property”), American Realty Capital Global Trust, Inc. (the “Company”) finalized the prerequisite conditions to acquire, and subsequently acquired, the fee simple interest in the Crown Crest Property through a wholly owned subsidiary of its operating partnership. Pursuant to the terms of the sale and purchase agreement dated December 31, 2013 (the “Agreement for Sale”), the obligations of which were assumed by the Company on February 13, 2014 from the parent of its sponsor, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the Crown Crest Property, among other conditions. The Agreement for Sale contains customary representations and warranties by the seller.

The description of the Crown Crest Property set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Crown Crest Warehouse, Workshop and Office Facility

On February 13, 2014, the Company, through a wholly owned subsidiary of its operating partnership, closed the acquisition of the fee simple interest in the Crown Crest Property for a contract purchase price of $63.6 million (based upon an exchange ratio of $1.65 to £1.00, as of the date of acquisition), exclusive of closing costs. The seller, Crown Crest Property Developments Limited, had no material relationship with the Company and the acquisition was not an affiliated transaction. The Company purchased the Crown Crest Property fee simple interest using (i) available cash on hand from the Company’s ongoing initial public offering in the amount of $31.8 million and (ii) a loan of $31.8 million from Santander UK Plc, as described in Item 2.03 of this Current Report on Form 8-K.

The Crown Crest Property contains 805,530 rentable square feet and is 100% leased to Crown Crest (Leicester) Plc and Crown Crest Group Limited under one lease, both being affiliated food distribution companies that specialize in the supply of branded goods to value retailers. Crown Crest Group Limited is the parent of the lessees and owns 97% of Poundstretcher Limited, the guarantor of the lease.

The original lease has a 25-year term which commenced in February 2014 and terminates in February 2039, with rent increases only every five years based on the greater of rental rates under the lease or the Index of Retail Prices published by the Office of UK National Statistics, provided that the per annum increase shall not be less than 2.5% or greater than 4.5%. The lease is net whereby the tenant is required to pay substantially all operating expenses, including costs to maintain and repair the roof and structure, in addition to base rent. The annualized straight line rental income for the Crown Crest Property is $6.6 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Crown Crest Loan

On February 13, 2014, the Company, through an indirect wholly owned subsidiary of its operating partnership, entered into a loan agreement (the “Crown Crest Loan”) with Santander UK Plc in the amount of $31.8 million (based upon an exchange rate of $1.65 to £1.00, as of the date of the acquisition of the Crown Crest Property) with respect to the Crown Crest Property. The Crown Crest Loan provides for quarterly interest payments with all principal outstanding being due on the maturity date in February 2019. The Crown Crest Loan bears interest at a stated rate of 4.2%, fixed by an interest rate swap entered into with JPMorgan Chase Bank, N.A.

The Crown Crest Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Crown Crest Loan and to accelerate the payment on any unpaid principal amount of the Crown Crest Loan.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary audited financial statements of one of the Crown Crest Property lessees and parent of the guarantor, Crown Crest Group Limited, as described under Item 2.01 of this Current Report on Form 8-K.

The financial statements of Crown Crest Group Limited can be obtained from Companies House and the following audited summary financial data regarding Crown Crest Group Limited are taken from such filings:

	Fiscal Year Ended March 31,
	2013 (Audited)	2012 (Audited)	2011 (Audited)
Consolidated Profit and Loss Account
Turnover	£430,179,490	£444,621,993	£410,225,321
Profit on ordinary activities before taxation	9,564,590	15,507,809	17,807,364
Profit for the financial year	8,942,831	13,167,820	13,974,355

	March 31, 2013 (Audited)	March 31, 2012 (Audited)	March 31, 2011 (Audited)
Consolidated Balance Sheet
Creditors: amounts falling due within one year	£86,237,477	£96,859,444	£64,408,988
Total assets less current liabilities	138,778,102	137,223,612	124,097,655
Creditors: amounts falling due after more than one year and other liabilities	40,862,512	47,263,295	47,547,448
Total capital and reserves	97,915,590	89,960,317	76,550,207

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: February 20, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors